Exhibit 99.1

VALENTIS ANNOUNCES FIRST QUARTER FISCAL 2006 FINANCIAL RESULTS

Burlingame, CA, November 14, 2005 - Valentis, Inc. (NASDAQ:VLTS) today announced results for its first fiscal quarter ended September 30, 2005.

Valentis reported a net loss for the quarter ended September 30, 2005 of $3.6 million, or $0.24 per basic and diluted share, on revenue of $327,000, compared to a net loss of $3.1 million, or $0.24 per basic and diluted share on revenue of $1.2 million for the quarter ended September 30, 2004.

The decrease of approximately $900,000 in revenue in the quarter ended September 30, 2005 compared to the corresponding period in 2004 primarily reflected approximately $1.0 million of license revenue recognized in the quarter ended September 30, 2004 that was non-recurring.

Total operating expenses for the quarter ended September 30, 2005 were $4.0 million, a decrease of approximately $300,000 compared to the corresponding period in 2004. The decrease was primarily attributable to lower clinical trial expenses incurred in the quarter ended September 30, 2005. On July 1, 2005, Valentis adopted FASB Statement No. 123 (revised 2004), “Share-Based Payment”, which requires companies to report stock-based compensation granted to employees as expenses.  Under this new accounting rule, Valentis recorded approximately $535,000 of non-cash stock-based compensation expense, which was included in the total operating expenses for the quarter ended September 30, 2005.

On September 30, 2005, Valentis had approximately $9.4 million in cash, cash equivalents and short-term investments compared to approximately $12.5 million on June 30, 2005. The decrease of approximately $3.1 million primarily reflects the funding of ongoing operations.

About Valentis

Valentis is a biotechnology company engaged in the development of innovative products for peripheral arterial disease (PAD), a large and unsatisfied market. PAD is due to chronic inflammation of the blood vessels of the legs leading to the formation of plaque which obstructs blood flow. VLTS 934, the company’s lead product, is an anti-inflammatory drug in Phase IIb testing. The company’s second product for PAD is the Del-1 angiogenic protein, a product which we believe promotes the formation of new blood vessels. Valentis has developed a series of technologies including gene delivery and expression technologies, and proprietary formulation and manufacturing technologies that allow the generation of novel therapeutics to treat a wide range of diseases. While Valentis is focusing its efforts on the development of novel peripheral arterial disease therapeutics, its technologies are being applied by its collaborators for the development of therapeutics to treat a variety of indications including infectious diseases and cancer.

Additional information about Valentis can be found at www.valentis.com.

Statements in this press release that are not strictly historical are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “intends,” “anticipates,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Factors that could affect Valentis’ actual results include uncertainties related to the timing and costs of clinical trials, uncertainties related to the results of clinical trials, our ability to obtain financing and additional capital, our ability to continue to as a going concern, the early stage of product development and uncertainties related to product development. Further, there can be no assurance that Valentis will be able to develop commercially viable therapeutics for peripheral arterial disease, that any of Valentis’ programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained, or that any clinical trial, including Valentis’ Phase IIb VLTS 934 trial, will be successful. Actual results may also differ from those projected in forward-looking statements due to risks and uncertainties that exist in Valentis’ operations and business environments. The risks and uncertainties to which Valentis is subject to are described more fully in the Valentis Annual Report on Form 10-K, as amended, for the period ended June 30, 2005 and Quarterly Report on Form 10-Q for the period ended September 30, 2005, as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

VALENTIS, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

Statement of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,
	2005	2004

License and other revenue	$327	$1,172
Total revenue	327	1,172

Operating expenses:
Research and development	2,757	2,887
General and administrative	1,210	1,414
Total operating expenses	3,967	4,301
Loss from operations	(3,640)	(3,129)

Interest income	86	75
Other income and expenses, net	(35)	(45)
Net loss	$(3,589)	$(3,099)

Basic and diluted net loss per share	$(0.24)	$(0.24)

Weighted-average shares used in computing basic and diluted net loss per common share	14,836	12,898

Condensed Balance Sheet
(in thousands)

	September 30, 2005	June 30, 2005
	(unaudited)	(*)
ASSETS
Cash, cash equivalent and short-term investments	$9,409	$12,513
Other current assets	650	694
Total current assets	10,059	13,207
Property and equipment, net	25	39
Goodwill and other assets, net	906	906
	$10,990	$14,152
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$2,473	$2,583
Stockholders’ equity	8,517	11,569
	$10,990	$14,152

* Derived from audited financial statements